As filed with the Securities and Exchange Commission on April 10, 2008

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

NATIONAL HEALTH PARTNERS, INC.

(Exact Name of Registrant as Specified in its Charter)

Indiana	04-3786176
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

120 Gibraltar Road, Suite 107 Horsham, Pennsylvania	19044
(Address of Principal Executive Offices)	(Zip Code)

National Health Partners, Inc. 2008 Stock Incentive Plan

(Full Title of the Plan)

Alex Soufflas

Chief Financial Officer

National Health Partners, Inc.

120 Gibraltar Road, Suite 107

Horsham, PA 19044

(Name and Address of Agent for Service)

(215) 682-7114

(Telephone Number, Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer (Do not check if a smaller reporting company) ☐	Smaller reporting company☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee (2)
Common stock	3,000,000	$0.37	$1,110,000	$43.62

(1)   Pursuant to Rule 416 under the Securities Act, this registration statement also covers an indeterminate number of additional shares of common stock issuable with respect to the shares being registered hereunder by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration that increases the number of the registrant’s outstanding shares of common stock.

(2)   Estimated pursuant to Rule 457(h) under the Securities Act for the purpose of determining the registration fee.

EXPLANATORY NOTE

This registration statement registers a total of 3,000,000 shares of common stock, par value $.001 per share, of National Health Partners, Inc., an Indiana corporation, that may be issued and sold under the National Health Partners, Inc. 2008 Stock Incentive Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

We are subject to the informational and reporting requirements of Sections 13(a), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith file reports, proxy statements and other information with the Securities and Exchange Commission (the “SEC”).  The following documents that we heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

(a)           Our Annual Report on Form 10-KSB for our fiscal year ended December 31, 2007, filed with the SEC on March 31, 2008 pursuant to Section 13(a) of the Exchange Act.

(b)           Our Current Reports on Form 8-K filed with the SEC on February 5, 2008 and April 1, 2008 pursuant to Section 13(a) of the Exchange Act.

(c)           The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on January 17, 2006 pursuant to Section 12(b) of the Exchange Act, including any amendments or reports filed for the purpose of updating such description.

All documents that we subsequently file with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of the filing of such documents.  Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 6.  Indemnification of Directors and Officers.

The Indiana Business Corporation Law (the “IBCL”) provides that an Indiana corporation may indemnify an individual made a party to a proceeding because the individual is or was a director against liability incurred in the proceeding provided such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his conduct was unlawful.  Unless limited by its articles of incorporation, an Indiana corporation must indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which the director was a party because the director is or was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.  Our articles of incorporation do not limit our obligations to so indemnify our directors.

The IBCL also provides that, unless the corporation’s articles of incorporation provide otherwise: (i) an officer of an Indiana corporation, whether or not a director, is entitled to mandatory indemnification and is entitled to apply for court-ordered indemnification to the same extent as a director; (ii) the corporation may indemnify and advance expenses to an officer, employee or agent of the corporation, whether or not a director, to the same extent as to a director; and (iii) the corporation may also indemnify and advance expenses to an officer, employee or agent, whether or not a director, to the extent, consistent with public policy, it is permitted to do so by its articles of incorporation, bylaws, general or specific action of its board of directors, or contract.  Our articles of incorporation do not limit our ability to so indemnify our officers.

We are authorized to enter into indemnification agreements with our directors, officers, employees and agents, and those serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, which may, in some cases, be broader than the specific indemnification provisions set forth in the IBCL.  In addition, we are authorized to purchase and maintain insurance on behalf of these persons to indemnify them for expenses and liabilities incurred by them by reason of their being or having been such a director, officer, employee or agent, regardless of whether we have the power to indemnify such persons against such expenses and liabilities under our articles of incorporation, our bylaws, the IBCL, or otherwise.  We have not entered into any such agreements or obtained such insurance.

Reference is made to Item 9 for our undertakings with respect to indemnification of liabilities arising under the Securities Act of 1933, as amended.

Item 8.  Exhibits.

The following exhibits are filed as part of this registration statement:

Exhibit No.	Exhibit

5.1	Opinion of Carson Boxberger LLP

23.1	Consent of H J & Associates, LLC

23.2	Consent of Carson Boxberger LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	National Health Partners, Inc. 2008 Stock Incentive Plan

Item 9.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)           to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)          to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Horsham, Commonwealth of Pennsylvania, on the 10th day of April, 2008.

NATIONAL HEALTH PARTNERS, INC.

By:	/s/ David M. Daniels
David M. Daniels
Chief Executive Officer

KNOW ALL PERSONS BY THESE PRESENTS, that each of the undersigned individuals constitutes and appoints Alex Soufflas his true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the SEC, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in or about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ David M. Daniels	Chief Executive Officer and	April 10, 2008
David M. Daniels	Chairman of the Board (Principal Executive Officer)

/s/ Alex Soufflas	Chief Financial Officer	April 10, 2008
Alex Soufflas	(Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Exhibit

5.1	Opinion of Carson Boxberger LLP

23.1	Consent of H J & Associates, LLC

23.2	Consent of Carson Boxberger LLP (included in Exhibit 5.1)

24.1	Power of Attorney (included on the signature page)

99.1	National Health Partners, Inc. 2006 Stock Incentive Plan